Exhibit 99.01

FOR IMMEDIATE RELEASE

Editorial Contact Denise Idone Idone Media Consultants 631-472-0342 denise@idonemedia.com	Investor Contact Mary Camarata Adaptec, Inc. 408-957-1630 mary_camarata@adaptec.com

ADAPTEC REDUCES THE NUMBER OF SHARES IN ITS EQUITY INCENTIVE PLAN; REGAINS NASDAQ COMPLIANCE

MILPITAS, Calif.- May 22, 2007 -Adaptec, Inc. (NASDAQ: ADPT), a global leader in trusted storage solutions, today announced that on May 17, 2007 the company amended its stockholder-approved 2004 Equity Incentive Plan to reduce the number of shares available for issuance under the plan by 38,591 shares and has regained NASDAQ compliance.

This action was necessary to satisfy NASDAQ Marketplace Rule 4350(i)(1)(A) related to stockholder approval of certain securities issuances. Adaptec inadvertently issued 38,591 shares of common stock on February 2007 to certain employees under the company's employee stock purchase plan (ESPP) after the plan had expired. By reducing the number of shares available for issuance in the company's Equity Incentive Plan by the same amount, the company regains compliance. As such, the NASDAQ Staff Deficiency Letter stated that, accordingly, Adaptec has regained compliance with Marketplace Rule 4350(i)(1)(A), subject to making this public announcement.

About Adaptec

Adaptec, Inc. (NASDAQ: ADPT) provides trusted storage solutions that reliably move, manage, and protect critical data and digital content. Adaptec's software and hardware-based solutions are delivered through leading Original Equipment Manufacturers (OEMs) and channel partners to provide storage connectivity, data protection, and networked storage to enterprises, government organizations, medium and small businesses worldwide. More information is available at www.adaptec.com.

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